CFO Commentary on Third Quarter Fiscal 2022 Results
Q3 Fiscal 2022 Summary

GAAP
($ in millions, except earnings per share)	Q3 FY22	Q2 FY22	Q3 FY21	Q/Q	Y/Y
Revenue	$7,103	$6,507	$4,726	Up 9%	Up 50%
Gross margin	65.2%	64.8%	62.6%	Up 40 bps	Up 260 bps
Operating expenses	$1,960	$1,771	$1,562	Up 11%	Up 25%
Operating income	$2,671	$2,444	$1,398	Up 9%	Up 91%
Net income	$2,464	$2,374	$1,336	Up 4%	Up 84%
Diluted earnings per share	$0.97	$0.94	$0.53	Up 3%	Up 83%

Non-GAAP
($ in millions, except earnings per share)	Q3 FY22	Q2 FY22	Q3 FY21	Q/Q	Y/Y
Revenue	$7,103	$6,507	$4,726	Up 9%	Up 50%
Gross margin	67.0%	66.7%	65.5%	Up 30 bps	Up 150 bps
Operating expenses	$1,375	$1,266	$1,101	Up 9%	Up 25%
Operating income	$3,386	$3,071	$1,993	Up 10%	Up 70%
Net income	$2,973	$2,623	$1,834	Up 13%	Up 62%
Diluted earnings per share	$1.17	$1.04	$0.73	Up 13%	Up 60%

Revenue by Reportable Segments
($ in millions)	Q3 FY22	Q2 FY22	Q3 FY21	Q/Q	Y/Y
Graphics	$4,092	$3,907	$2,787	Up 5%	Up 47%
Compute & Networking	3,011	2,600	1,939	Up 16%	Up 55%
Total	$7,103	$6,507	$4,726	Up 9%	Up 50%

Revenue by Market Platform
($ in millions)	Q3 FY22	Q2 FY22	Q3 FY21	Q/Q	Y/Y
Gaming	$3,221	$3,061	$2,271	Up 5%	Up 42%
Data Center	2,936	2,366	1,900	Up 24%	Up 55%
Professional Visualization	577	519	236	Up 11%	Up 144%
Automotive	135	152	125	Down 11%	Up 8%
OEM and Other	234	409	194	Down 43%	Up 21%
Total	$7,103	$6,507	$4,726	Up 9%	Up 50%

We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems, and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Gaming, Data Center, Professional Visualization, and Automotive.
All per share amounts presented herein have been retroactively adjusted to reflect our four-for-one stock split which was effective July 19, 2021.
Revenue
Revenue for the third quarter was a record $7.10 billion, up 50 percent from a year earlier. Record quarterly revenue was achieved in Gaming, Data Center, and Professional Visualization.
Gaming revenue was up 42 percent from a year ago and up 5 percent sequentially, reflecting higher sales of GeForce GPUs. We benefited from strong demand for our NVIDIA Ampere architecture products leading into the holiday season. Nearly all our desktop Ampere architecture GeForce GPU shipments are Lite Hash Rate in our effort to direct GeForce to gamers.
Data Center revenue was up 55 percent from a year ago and up 24 percent sequentially, driven by sales of NVIDIA Ampere architecture products to hyperscale customers for cloud computing and workloads such as natural language processing and deep recommender models, as well as to vertical industries.
Professional Visualization revenue was up 144 percent from a year earlier and up 11 percent sequentially, driven by NVIDIA Ampere architecture products, with growth in desktop and notebook workstation GPUs as enterprises deploy systems to support hybrid work environments.
Automotive revenue was up 8 percent from a year earlier and down 11 percent sequentially. The year-on-year growth was due to the ramp of self-driving programs, while the sequential decline was related to automotive makers’ supply constraints.
OEM and Other revenue was up 21 percent from a year ago and down 43 percent sequentially. The year-on-year growth reflects Cryptocurrency Mining Processor (CMP) revenue of $105 million in this quarter. The sequential decline primarily reflects lower CMP revenue.
Our GPUs are capable of digital currency mining, though we do not have visibility into how much this impacts our overall GPU demand. Volatility in the cryptocurrency market, including changes in the prices of cryptocurrencies, can impact demand for our products and our ability to estimate demand for our products.
Gross Margin

Reconciliation of GAAP to Non-GAAP Gross Margin
($ in millions)	Q3 FY22	Q2 FY22	Q3 FY21
GAAP gross profit	$4,631	$4,215	$2,960
GAAP gross margin	65.2%	64.8%	62.6%
Acquisition-related and other costs	86	86	86
Stock-based compensation expense	44	32	28
IP-related costs	—	4	21
Non-GAAP gross profit	$4,761	$4,337	$3,095
Non-GAAP gross margin	67.0%	66.7%	65.5%
GAAP gross margin for the third quarter was up 260 basis points from a year earlier, primarily due to a higher-end mix within desktop and notebook GeForce GPUs. The year-on-year increase also benefited from a reduced impact of acquisition-related costs. Sequentially, GAAP gross margin was up 40 basis points primarily due to growth in Data Center, partially offset by a mix shift in Gaming.

Non-GAAP gross margin was up 150 basis points from a year earlier and up 30 basis points sequentially.
Expenses

Reconciliation of GAAP to Non-GAAP Operating Expenses
($ in millions)	Q3 FY22	Q2 FY22	Q3 FY21
GAAP operating expenses	$1,960	$1,771	$1,562
Stock-based compensation expense	(515)	(433)	(355)
Acquisition-related and other costs	(70)	(72)	(106)
Non-GAAP operating expenses	$1,375	$1,266	$1,101
GAAP operating expenses for the third quarter were up 25 percent from a year earlier and up 11 percent sequentially. Non-GAAP operating expenses were up 25 percent from a year earlier and up 9 percent sequentially. The year-on-year increase was primarily driven by compensation-related costs relating to employee growth and higher infrastructure costs. The sequential increase was primarily driven by development materials and employee growth.
Operating Income
GAAP operating income for the third quarter was a record $2.67 billion, up 91 percent from a year earlier and up 9 percent sequentially. Non-GAAP operating income was $3.39 billion, up 70 percent from a year earlier and up 10 percent sequentially.
Other Income & Expense and Income Tax
GAAP other income and expense (OI&E) includes interest income, interest expense, and other items. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from non-affiliated investments.
GAAP OI&E for the third quarter was an expense of $33 million, compared with $50 million both in the year earlier and prior quarter. The sequential decrease primarily reflects an increase of $20 million in net unrealized gains from non-affiliated investments. Non-GAAP OI&E was an expense of $52 million, compared with an expense of $45 million a year earlier and an expense of $49 million in the prior quarter. The year-on-year expense increase primarily reflects higher interest expense from our $5 billion note issuance in June 2021 and lower average yields in interest income.
The GAAP effective tax rate for the third quarter of 6.6 percent reflects tax benefits related to the foreign-derived intangible income deduction, jurisdictional mix of earnings, U.S. research tax credit, and excess tax benefits related to stock-based compensation. The non-GAAP effective tax rate was 10.8 percent.
Net Income and EPS
GAAP net income for the third quarter was a record $2.46 billion. GAAP earnings per diluted share for the third quarter were $0.97, up 83 percent from a year earlier and up 3 percent sequentially.
Non-GAAP net income was $2.97 billion. Non-GAAP earnings per diluted share were $1.17, up 60 percent from a year earlier and up 13 percent sequentially.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $19.30 billion, up from $10.14 billion a year earlier and down from $19.65 billion in the prior quarter. The year-on-year increase reflects $5.00 billion of debt issuance proceeds and free cash flow generation. The sequential decrease primarily reflects prepayments for long-term supply, $1.00 billion of debt maturity and business acquisitions.

Accounts receivable was $3.95 billion compared with $2.55 billion a year earlier and $3.59 billion in the prior quarter. DSO was 51 days, up from 49 days a year earlier and up from 50 days in the prior quarter.
Inventory was $2.23 billion compared with $1.49 billion a year earlier and $2.11 billion in the prior quarter. We entered into several long-term supply agreements, under which we made advance payments of $1.64 billion this quarter and will make future payments of $1.79 billion. Outstanding inventory purchase and long-term supply obligations were $6.90 billion, inclusive of the $1.79 billion, up from $2.57 billion a year earlier and up from $4.79 billion in the prior quarter, due to longer lead-times throughout the supply chain and long-term supply obligations. DSI was 82 days, up from 77 days a year earlier and down from 84 days in the prior quarter.
Cash flow from operating activities was $1.52 billion, up from $1.28 billion a year earlier and down from $2.68 billion in the prior quarter. The year-on-year increase primarily reflects higher operating income, partially offset by long-term supply payments. The sequential decrease primarily relates to long-term supply payments, partially offset by higher operating income.
Free cash flow was $1.28 billion, up from $806 million a year earlier and down from $2.48 billion in the previous quarter.
Depreciation and amortization expense was $298 million, including amortization of intangible assets related to the Mellanox acquisition. Capital expenditures including principal payments on property and equipment were $243 million.
We paid quarterly cash dividends of $100 million in the third quarter.
Pending Acquisition of Arm Limited
The acquisition of Arm Limited is subject to customary closing conditions, including receipt of specified governmental and regulatory consents and approvals and the expiration of any related mandatory waiting period, and Arm's implementation of the reorganization and distribution of Arm’s IoT Services Group and certain other assets and liabilities.
We are seeking regulatory approval in the United States (US), the United Kingdom (UK), the European Union (EU), China and other jurisdictions. Regulators at the US Federal Trade Commission (FTC) have expressed concerns regarding the transaction, and we are engaged in discussions with the FTC regarding remedies to address those concerns. The transaction has been under the review of China’s antitrust authority, pending the formal case initiation. Regulators in the UK and the EU declined to approve the transaction in Phase 1 of their review processes, expressed numerous concerns, began a more in-depth Phase 2 review on the transaction’s impact on competition, and, in the UK, a Phase 2 review of the impact on the UK’s national security interests. Although regulators and some Arm licensees have expressed concerns or objected to the transaction, we continue to believe in the merits and benefits of the acquisition to Arm, its licensees, and the industry.
Fourth Quarter of Fiscal 2022 Outlook
Our outlook for the fourth quarter of fiscal 2022 is as follows:
•Revenue is expected to be $7.40 billion, plus or minus 2 percent.
•GAAP and non-GAAP gross margins are expected to be 65.3 percent and 67.0 percent, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $2.02 billion and $1.43 billion, respectively.
•GAAP and non-GAAP other income and expense are both expected to be an expense of approximately $60 million, excluding gains and losses from non-affiliated investments.

•GAAP and non-GAAP tax rates are both expected to be 11 percent, plus or minus 1 percent, excluding any discrete items such as excess tax benefits or deficiencies related to stock-based compensation.
•Capital expenditures are expected to be approximately $250 million to $275 million, including principal payments on property and equipment.
___________________________
For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, acquisition-related and other costs, IP-related costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, the associated tax impact of these items where applicable, and domestication tax benefit. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases of property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our computing platforms providing tremendous acceleration for applications; our efforts to direct GeForce to gamers; lack of visibility into the impact digital currency mining has on overall GPU demand; volatility in the cryptocurrency market impacting demand for our products and our ability to estimate demand for our products; future payments under long-term supply agreements; the status, outcome, and timing of the regulatory process for the pending acquisition of Arm Limited.; our financial outlook for the fourth quarter of fiscal 2022; our expected tax rates for the fourth quarter of 2022; and our expected capital expenditures for the fourth quarter of fiscal 2022 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2021 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, and GeForce are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,	August 1,	October 25,	October 31,	October 25,
	2021	2021	2020	2021	2020

GAAP gross profit	$4,631	$4,215	$2,960	$12,476	$7,240
GAAP gross margin	65.2%	64.8%	62.6%	64.7%	62.0%
Acquisition-related and other costs (A)	86	86	86	258	331
Stock-based compensation expense (B)	44	32	28	102	62
IP-related costs	—	4	21	8	38
Non-GAAP gross profit	$4,761	$4,337	$3,095	$12,844	$7,671
Non-GAAP gross margin	67.0%	66.7%	65.5%	66.6%	65.7%

GAAP operating expenses	$1,960	$1,771	$1,562	$5,405	$4,215
Stock-based compensation expense (B)	(515)	(433)	(355)	(1,351)	(919)
Acquisition-related and other costs (A)	(70)	(72)	(106)	(224)	(338)
Non-GAAP operating expenses	$1,375	$1,266	$1,101	$3,830	$2,958

GAAP income from operations	$2,671	$2,444	$1,398	$7,071	$3,025
Total impact of non-GAAP adjustments to income from operations	715	627	595	1,943	1,689
Non-GAAP income from operations	$3,386	$3,071	$1,993	$9,014	$4,714

GAAP other income (expense), net	$(33)	$(50)	$(50)	$5	$(86)
(Gains) losses from non-affiliated investments	(20)	—	4	(153)	9
Interest expense related to amortization of debt discount	1	1	1	3	1
Non-GAAP other income (expense), net	$(52)	$(49)	$(45)	$(145)	$(76)

GAAP net income	$2,464	$2,374	$1,336	$6,749	$2,875
Total pre-tax impact of non-GAAP adjustments	696	628	600	1,793	1,699
Income tax impact of non-GAAP adjustments (C)	(187)	(127)	(102)	(381)	(255)
Domestication tax benefit	—	(252)	—	(252)	—
Non-GAAP net income	$2,973	$2,623	$1,834	$7,909	$4,319

	Three Months Ended			Nine Months Ended
	October 31,	August 1,	October 25,	October 31,	October 25,
	2021	2021	2020	2021	2020
Diluted net income per share (D)
GAAP	$0.97	$0.94	$0.53	$2.67	$1.15
Non-GAAP	$1.17	$1.04	$0.73	$3.12	$1.72

Weighted average shares used in diluted net income per share computation (D)	2,538	2,532	2,520	2,532	2,504

GAAP net cash provided by operating activities	$1,519	$2,682	$1,279	$6,075	$3,755
Purchases related to property and equipment and intangible assets	(221)	(183)	(473)	(703)	(845)
Principal payments on property and equipment	(22)	(21)	—	(62)	—
Free cash flow	$1,276	$2,478	$806	$5,310	$2,910

(A) Acquisition-related and other costs primarily include amortization of intangible assets, inventory step-up, transaction costs, and certain compensation charges presented as follows:
	Three Months Ended			Nine Months Ended
	October 31,	August 1,	October 25,	October 31,	October 25,
	2021	2021	2020	2021	2020
Cost of revenue	$86	$86	$86	$258	$331
Research and development	$7	$1	$2	$10	$7
Sales, general and administrative	$63	$71	$104	$214	$331

(B) Stock-based compensation consists of the following:
	Three Months Ended			Nine Months Ended
	October 31,	August 1,	October 25,	October 31,	October 25,
	2021	2021	2020	2021	2020
Cost of revenue	$44	$32	$28	$102	$62
Research and development	$363	$297	$232	$935	$594
Sales, general and administrative	$152	$136	$123	$416	$325

(C) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

(D) Reflects a four-for-one stock split on July 19, 2021.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2022 Outlook
($ in millions)
GAAP gross margin	65.3%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	1.7%
Non-GAAP gross margin	67.0%

GAAP operating expenses	$2,015
Stock-based compensation expense, acquisition-related costs, and other costs	(585)
Non-GAAP operating expenses	$1,430